Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-98106, 333-52762, 333-81549, 333-113328, 333-120519, 333-156279, 333-154275, and 333-152624 on Form S-8 of our report on the consolidated financial statements and financial statement schedules of Radian Group Inc. dated March 1, 2007, March 14, 2008 as to Note A of Schedule II of Item 15, (which report includes a reference to other auditors) appearing in this Annual Report on Form 10-K of Radian Group Inc. for the year ended December 31, 2008.

Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 9, 2009